EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS FIRST QUARTER LOSS

Evansville, IN (May 4, 2009) Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the first quarter of 2009 were 14% lower than the same quarter last year. The reduction in sales was partially offset by improvement in Gross Margin to 31% in the first quarter from 29% in the same quarter last year, resulting in a net loss for the quarter of $0.4 million compared to a net loss of $0.8 million for the same quarter last year. Loss per share for the first quarter was $0.03 compared to $0.07 for the same quarter last year.

Revenues from the Sporting Goods business were down 11% in the first quarter compared to the same quarter last year due to several factors. Dealers are reducing inventory in light of the economy to conserve cash in light of the economy. Within many sporting goods categories, consumers are buying lower-priced models rather than high-end systems. Management believes that total sales to its mass-market retail customers in 2009 will be slightly lower than levels achieved in 2008.

Revenues from the Office Products business, excluding the effects of changes in currency exchange rates, declined 14% in the first quarter compared to the same period in 2008 primarily due to lower sales to office supply mass-retailers in the U.S. which are being negatively impacted by the worsening economy and a slowdown in European sales due to the slowing economy in Germany, France and Spain. Management anticipates further declines in sales to office product retailers as the global economy continues to decline. However, new product launches and an expanding presence in machine dealers is expected to lessen the impact of these declines.

Selling and administrative spending was reduced by 11% in the first quarter compared to last year, a direct result of a series of cost savings measures taken. These previously announced actions include the reduction of headcount by over 20% and the consolidation of table tennis manufacturing in Mexico.

On April 30, 2009 the Company signed a loan agreement with JP Morgan Chase Bank, N.A. (Chase) for a senior secured revolving credit facility in the maximum amount up to $50,000,000 and through Chase London Branch, a senior secured revolving credit facility in the maximum amount of 3,000,000 Euro depending upon certain terms and conditions. The credit facility has a maturity date of May 31, 2010. The agreement includes the waiver of the Company’s covenant violations under the prior credit facility with Chase.

Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. stated that “We anticipate our customers will continue to be cautious in their buying trends as seen in the first quarter. We are pleased with the progress we have made to improve our gross margins and reduce our selling and administrative expenses, allowing us to better manage our performance in this challenging economic environment. Cost savings measures will continue to be implemented while we introduce innovative, new products and develop new distribution channels, all a part of our strategy to improve our future business results. We are also pleased with completion of our new loan agreement with Chase, which we believe will provide the credit needed to execute our strategy.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	3 Months Ended		12 Months Ended

	21 March 2009	22 March 2008	21 March 2009	22 March 2008

NET SALES	$24,958	$29,166	$144,478	$181,275

OPERATING EXPENSES
Cost of goods sold	17,096	20,743	108,491	129,677
Selling and administrative	8,023	9,042	41,488	38,879
Amortization	467	437	2,193	2,526

OPERATING INCOME (LOSS)	(628)	(1,056)	(7,694)	10,193

OTHER INCOME (EXPENSE)
Interest expense	(242)	(487)	(1,779)	(2,807)
Other income	184	162	(13)	4,089

INCOME (LOSS) BEFORE INCOME TAXES	(686)	(1,381)	(9,486)	11,475

PROVISION FOR INCOME TAX BENEFIT (EXPENSE)	247	533	2,398	(4,165)

NET INCOME (LOSS)	$(439)	$(848)	$(7,088)	$7,310

PER SHARE DATA
Basic earnings (loss) per share	$(0.03)	$(0.07)	$(0.56)	$0.57

Diluted earnings (loss) per share	$(0.03)	$(0.07)	$(0.56)	$0.57

Average shares outstanding	12,616	12,683	12,616	12,683

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)

	21 March 2009	22 March 2008	27 December 2008

ASSETS
Current assets	$70,488	$71,704	$72,576
Property, Plant & Equipment – net	20,409	22,200	20,209
Other assets	29,163	34,589	29,105
Goodwill	25,543	26,281	25,811

Total	$145,603	$154,774	$147,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,387	$35,231	$67,734
Other liabilities	47,447	30,835	1,177
Stockholders’ equity	78,769	88,708	78,790

Total	$145,603	$154,774	$147,701